FOR IMMEDIATE RELEASE

Rockley Photonics Names Nicolaus Henke to Board of Directors

OXFORD, England, and PASADENA, Calif., Feb. 16, 2022 – Rockley Photonics (NYSE: RKLY), a global leader in photonics-based health monitoring and communications solutions, today announced that it named Nicolaus Henke to its board of directors. Dr. Henke will join the board as an independent director, effective February 16, 2022, and will serve on the Nominating & Corporate Governance Committee.

“I am very pleased with the appointment of Nicolaus Henke to our board. He brings a wealth of practical experience which will have an immediate impact on Rockley,” said Dr. Andrew Rickman, chairman and chief executive officer of Rockley Photonics. “Throughout his career, Nico has advised top teams in leading health systems, medical device companies and pharmaceutical companies on strategy, operations and organization. He brings cutting-edge experience in artificial intelligence and machine learning, having founded McKinsey Analytics, to build the firm’s global capabilities in machine learning, and chaired QuantumBlack, a McKinsey company that uses machine learning in applications for organizations including health systems. Additionally, having used a board skills matrix to assess our board’s skills and competencies, we found Nico’s knowledge a valuable complement to our existing members’.”

Dr. Henke brings to the board over 35 years of business experience, including 30 years with McKinsey & Company (“McKinsey”) where, in 2003, he began serving as a senior partner and led McKinsey’s healthcare practice worldwide. He initiated and oversaw eight acquisitions and partnerships into McKinsey, including QuantumBlack. Additionally, he served on the firm’s shareholders council (its board of directors) and on its partner and senior partner review panel. Dr. Henke was the founding chair of the McKinsey Technology Council in 2020, on which he continues to serve to this day as a senior partner emeritus.

Currently, Dr. Henke serves on the board of directors of Innovations in Healthcare, a global initiative focused on innovative healthcare delivery founded by Duke Medicine, McKinsey and the World Economic Forum. He also serves on the dean’s advisory council for the Harvard Kennedy School.

Dr. Henke holds a Master of Public Administration degree from Harvard University, where he was selected as a John J. McCloy scholar, and both a master’s and a doctorate in business administration from the University of Muenster, Germany.

Dr. Henke’s appointment expands Rockley’s board to eight members.

About Rockley Photonics
A global leader in photonics-based health monitoring and communications solutions, Rockley Photonics is developing a comprehensive range of photonic integrated circuits and associated modules, sensors, and full-stack solutions. From next-generation sensing platforms specifically designed for mobile health monitoring and machine vision to high-speed, high-volume solutions for data communications, Rockley is laying the foundation for a new generation of applications across multiple industries. Rockley believes that photonics will eventually become as pervasive as micro-electronics, and it has developed a platform with the power and flexibility needed to address both mass markets and a wide variety of vertical applications.

Formed in 2013, Rockley is uniquely positioned to support hyper-scale manufacturing and address a multitude of high-volume markets. Rockley has partnered with numerous tier-1 customers across a diverse range of industries to deliver the complex optical systems required to bring transformational products to market.

To learn more about Rockley, visit rockleyphotonics.com.

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Contact Information
Media
Debra Raine
RaineMakers
Telephone: +1 415-349-7432
Email: rockley-pr@rainemakers.com

Investors
Gwyn Lauber
Rockley Photonics
Telephone: +1 626-995-0001
Email: investors@rockleyphotonics.com